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MERGER AGREEMENT

This Merger Agreement (“Agreement”) is entered into as of December 30, 2020 (“Execution Date”), by and among Alpine 4 Technologies Ltd., a Delaware corporation (“ALPP”), ALPP Acquisition Corporation 2, Inc. a Delaware corporation and a newly-created wholly-owned subsidiary of ALPP (“Merger Sub”), and Vayu (U.S.), Inc., a Delaware corporation (“Company”) (each a “Party” and collectively the “Parties”).

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A. This Agreement contemplates a reverse triangular merger of Merger Sub with and into Company in a transaction intended to qualify as a tax-free reorganization under Sections 368(a)(l)(A) and 368(a)(2)(E) of the Code.

B. The board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the Delaware General Corporation Law (the “DGCL”);

C.  Following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent of its stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL;

D. The respective boards of directors of ALPP and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of ALPP, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

E. At the Closing, those Noteholders with rights of conversion into Company Common Stock (“Contingent Common Stock”) will receive their portion of Total Consideration shares of ALPP Series D Convertible Preferred Stock with those rights, preferences and limitations under the Certificate of Designation (the “Certificate of Designation”) in substantially the form attached hereto as Exhibit A (the “ALPP Preferred Shares”) on a dollar-for-dollar basis using the following formula: Amount of outstanding indebtedness under their respective Notes divided by $3.50; and immediately thereafter, at the Closing, the remaining shares of ALPP Preferred Shares authorized under the Certificate of Designation shall be issued to the holders of all of the Company’s shares of issued and outstanding stock with voting rights (“Company Common Stock” along with the Contingent Common  Stock, the “Company Shares”) pro rata based on their respective holdings of the Company Common Stock, and in turn, following both exchanges, the Company will become a wholly-owned Subsidiary of ALPP; and

F. Concurrently with the execution of this Agreement, and as an inducement for the Parties to enter into this Agreement and consummate the Merger, the Surviving Corporation (defined below) and Daniel Pepper shall enter into an Employment Agreement in substantially the form attached hereto as Exhibit B (“Employment Agreement”), which shall become effective at the Effective Time.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants contained herein, the Parties agree as follows.

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1. Basic Transaction.

A. Merger. Subject to the terms and conditions of this Agreement, Merger Sub will merge with and into Company (the “Merger”). Pursuant to the Merger and upon Closing (as such term is defined herein), the Company Shares shall be converted into ALPP Preferred Shares at the rate set forth in Section 1. E. (5) hereunder. Company shall be the corporation surviving the Merger (after the Closing, the “Surviving Corporation”), and the separate corporate existence of Merger Sub shall cease after the Closing.

B. Documents. As soon as practicable following the execution of this Agreement, each Party will promptly prepare, execute and deliver to the others the various certificates, instruments, and documents referred to herein.

C. Closing. The closing of the Merger will take place as soon as practicable but no later than the fifth business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transaction, other than conditions with respect to actions the respective Parties will take at the Closing itself, or such other time as the Parties may mutually determine (the “Closing”).

D. Merger Certificate. At the Closing of the Merger, ALPP will file with the Secretary of State of the State of Delaware a Certificate of Merger between Company and Merger Sub, in the form attached hereto as Exhibit C (the “Merger Certificate”).

E. Effect of Merger.

(1) General. The Merger will become effective upon filing of the Merger Certificate with the Secretary of State of the State of Delaware (the “Effective Time”). The Surviving Corporation may, at any time after the Closing, take any action, including executing or delivering any document, in the name and on behalf of either Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

(2) Specific Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub, including those obligations owed to employees of the Company (as employees of the Surviving Corporation after Closing) and all trade liabilities incurred by the Company or its officers in the usual course of operating the Company, shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.  Additionally, the shares of common stock of Merger Sub outstanding immediately prior to the Merger, which are held by ALPP, shall become shares of common stock of the Surviving Corporation, and ALPP shall remain as the sole shareholder of the Surviving Corporation.

(3) Certificate of Incorporation. The Certificate of Incorporation of the Company will be the Certificate of Incorporation of the Surviving Corporation.

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(4) Bylaws. The bylaws of the Company will be the Bylaws of the Surviving Corporation.

(5) Directors and Officers. At the Closing, the officers and directors of Company immediately prior to the Effective Time shall resign, and the officers and directors of ALPP immediately prior to the Closing shall be appointed as officers and directors of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.  Notwithstanding anything to the contrary herein however, Daniel Pepper shall be appointed “Chief Executive Officer” of the Surviving Corporation pursuant to the terms of the Employment Agreement.

(6) Effect of the Merger on Company Securities

(a) At and as of the Effective Time as a result of the Merger and without any action on the part of ALPP, Merger Sub, the Company or any holder of Company Shares, the Company’s outstanding securities shall be converted as follows:

(i) Shares of Company capital stock (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) At the Effective Time, each issued and outstanding share of Company Common Stock and all options, warrants, or convertble debt to purchase Company Common Stock shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Share Issuance.  Following the Closing, upon surrender of an original stock certificate representing Company Shares and cancelation of any Company warrants, options or convertible debts, ALPP will cause to be issued a stock certificate for ALPP Class D Preferred Shares to which such Person is entitled, bearing any necessary or appropriate restrictive legend. The foregoing conversion rights are subject in all respects to compliance by the Company with all applicable laws, rules and regulations.

(c) Investor Conversion Rights (Restricted Period). Upon the earlier of (a) the fifth day after the thirty six month anniversary of the Closing or (b) the fifth day after the date on which ALPP’s Class A Common Stock (“ALPP Class A Common Stock”) first trades on a national securities exchange (including but not limited to NASDAQ, NYSE, or NYSE American) (such date the “Conversion Date”), the ALPP Preferred Shares shall automatically convert into shares of ALPP Class A Common Stock. The number of shares of ALPP Class A Common Stock into which the ALPP Preferred Shares shall be convertible shall be determined by multiplying the number of ALPP Preferred Shares to be converted by $3.50, and then dividing that product by the Conversion Price.  The Conversion Price shall be equal to the Variable Weighted Average Price (“VWAP”) of the five consecutive Trading Days prior to the Conversion Date.

(d) No Fractional Shares. No fractional shares or scrip representing fractional shares of ALPP Class A Common Stock shall be issued upon the automatic conversion.  With respect to any fraction of a share called for upon the conversion exercise, an amount

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equal to such fraction multiplied by the Conversion Price shall be paid in cash to the holder of the ALPP Preferred Shares by ALPP.

(e) Restrictions on Resale of Conversion Shares.  The sale of the shares of ALPP Class A Common Stock issued on the automatic conversion (the “Conversion Shares”) into the market or to any private purchaser shall be limited to not more than twenty-five percent (25%) of all Conversion Shares received by the holder of the ALPP Preferred Shares at the time of the automatic conversion in any 90-day period, unless otherwise further restricted under 27 CFR 230.144 (Rule 144), and this restriction on resale may be evidenced by legend placed on any certificate representing the Conversion Shares.

(f) ALPP Redemption Right.  At any time prior to the Conversion Date, ALPP shall have the right but not the obligation to redeem the ALPP Preferred Shares by paying to the holder(s) of the ALPP Preferred Shares $3.50 for each ALPP Preferred Share held by such holder.

(7) Closing Matters.  In addition to any other provision herein related to Closing and deliverables of the Parties at Closing, the Parties agree as follows:

(a) The credit cards disclosed by the Company used for Company operating expenses due and owing as of the date of Closing (the “Credit Cards”) shall be paid and/or refinanced by the Surviving Corporation and/or ALPP with Accounts Receivables or other funds of the Surviving Corporation within 90 days, and Daniel Pepper shall be indemnified against any liabilities relating to the Credit Cards.

(b) At the Closing, the Company shall prepare and deliver to ALPP a statement setting forth the Closing Cash as of the Closing Date.

2. Conditions to Obligations to Close.

A. Conditions to ALPP’s and Merger Sub’s Obligations. The obligations of each of ALPP and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, unless otherwise waived in writing by ALPP and Merger Sub prior to Closing;

(1) The representations and warranties of Company set forth in Section 4 will be true and correct in all material respects as if made at and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case such representations and warranties as so written, including the term “material” or “Material,” will be true and correct in all respects at and as of the Closing;

(2) Company will have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case Company will have performed and complied with all of such covenants as so written, including the term “material” or “Material,” in all respects through the Closing;

(3) There will not be any judgment, order, decree or injunction in effect that would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any

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of the transactions contemplated by this Agreement to be rescinded following consummation, (c) adversely affect the right of ALPP to own the capital stock of Surviving Corporation and to control Surviving Corporation and its Subsidiaries, or (d) adversely affect the right of any of Surviving Corporation and its Subsidiaries to own its assets and to operate its business;

(4) The Merger will have been duly approved by the Company’s Board of Directors and by holders of the Company Shares representing at least eighty percent (80%) of the Company Shares (the “Required Company Vote”);

(5) The Company must open an escrow account with Bank of America (the “Escrow Account”), and either ALPP or the Company must fund the Escrow Account with $72,000, representing the amount of the PPP loan to the Company.

(6) Company will have delivered to ALPP a certificate to the effect that each of the conditions specified in Sections 2.A(1)-(4) is satisfied in all respects;

(7) Company will have delivered to ALPP an executed counterpart of the Merger Certificate; and

(8) Company will have delivered to ALPP the resignations, effective as of the Closing, of each director and officer of Company excluding Daniel Pepper.

B. Conditions to Company’s Obligation. The obligation of Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, unless otherwise waived in writing by ALPP and Merger Sub prior to Closing:

(1) The representations and warranties of ALPP and Merger Sub set forth in Section 5 will be true and correct in all material respects at and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case such representations and warranties as so written, including the term “material” or “Material,” will be true and correct in all respects at and as of the Closing;

(2) There will not be any judgment, order, decree or injunction in effect that would (a) prevent consummation of any of the transactions contemplated by this Agreement, or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(3) The Merger will have been duly approved by the ALPP Board of Directors, which has the authority to approve this Merger and adopt the Merger Agreement;

(4) ALPP and Merger Sub will have delivered to Company a certificate to the effect that each of the conditions specified in Sections 2.B(l)-(3) is satisfied in all respects;

(5) ALPP and Merger Sub shall deposit in escrow with the Company’s lender the requisite amount required under the Company’s PPP loan; and

(6) ALPP will have delivered to Company an executed counterpart of the Merger Certificate;

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(7) ALPP shall have filed the Certificate of Designation with the Secretary of State of Delaware;

(8)  ALPP will have delivered to the Company:

(a)  Copies of the Amended Certificate of Incorporation authorizing the ALPP Preferred Shares, along with the Certificate of Designation for the ALPP Preferred Shares;

(b) Executed counterpart to Employment Agreement and executed restricted stock unit award agreement in the form attached hereto as Exhibit D (the “RSU Agreement”) granting ALPP Preferred Shares to Daniel Pepper (the “ALPP Preferred Share RSUs”).

3. Pre-Closing Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement until the Closing or termination of this Agreement:

A. General. Each of the Parties will use its commercially reasonable best efforts to prepare, execute and deliver all documents, take all actions and do all things necessary, in order to propel, consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including the satisfaction, but not waiver, of all of the Closing conditions set forth in Section 2.

B. Notices. Company will give any notices to third parties, and will use its commercially reasonable best efforts to obtain any necessary third-party consents.

C. SEC and State Filings. Each of the Parties will, give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to herein.

D. Further Cooperation. The filing Party in each instance will use its best efforts to respond to the comments of the SEC or any state Governmental Authorities on any filings and will make any further filings, including amendments and supplements, in connection therewith that may be necessary, with whatever information and assistance in connection with the foregoing filings the filing Party may reasonably request.

E. Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in this Agreement. No disclosure by any Party pursuant to this Section 3.E, however, will be deemed to amend or supplement the Company Disclosure Schedule or the ALPP Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

F.  Employment and RSU Agreement.  The Surviving Corporation and Daniel Pepper shall have entered into the Employment Agreement. ALPP and Daniel Pepper shall have entered into the RSU Agreement.

G.  Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by ALPP (which consent shall not be unreasonably withheld or delayed), the Company shall (i) conduct the business of the Company in the Ordinary Course of Business consistent with past practice; and (ii) use reasonable best efforts to maintain

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and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company.

4. Company's Representations and Warranties. The Company represents and warrants to ALPP that except as set forth in the correspondingly numbered section of the Company Disclosure Schedule (the “Company Disclosure Schedule”) that relates to such Section or in another Section of the Company Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the statements contained in this Section 4 are correct and complete as of the date of this Agreement.

A.  Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material Adverse Effect. Company and its Subsidiaries have full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

B. Capitalization. The entire authorized capital stock of the Company consists solely of 10,000,000 shares of common stock, par value $0.0001 per share, of which 7,514,165 shares are issued and outstanding and 0 shares of preferred stock, of which no shares are issued and outstanding. All of the issued and outstanding Company Shares, excluding Contingent Common Stock (which are not issued or outstanding), have been duly authorized and are validly issued, fully paid, non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws. There are no: (1) other outstanding or authorized shares, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any kind that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.; (2) equity securities, debt securities or instruments convertible into or exchangeable for shares of such stock; or (3) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.  As of the Closing Date, all holders of Company Common Stock have waived any and all appraisal or dissenter’s rights, where applicable.

C. Authorization of Transaction. Subject to obtaining the Required Company Vote, Company has all requisite corporate power and authority, and the unanimous consent of the Board of Directors to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to obtaining the Required Company Vote, the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Company. This Agreement has been duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by ALPP, this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Company is a party constitutes the valid and legally binding obligations of Company, enforceable against Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by the general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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D. Non-Contravention. Subject to obtaining the Required Company Vote, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Company or any of its Subsidiaries is subject or any provision of the charter or bylaws of Company or any of its Subsidiaries, except where the violation would not have a material Adverse Effect, or (ii) except as set forth in Section 4(D) of the Company Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract or by which it is bound or to which any of its material assets is subject (or result in the imposition of any Lien upon any of its material assets). Other than in connection with the provisions of the DGCL, the Exchange Act, the Securities Act, and state securities laws, neither Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency with respect to the Company or any of its Subsidiaries in order for the Parties to consummate the transactions contemplated by this Agreement, except for such consents, approvals, permits, governmental orders, declarations, filings or notices which, in the aggregate, would not have a material Adverse Effect.

E. Convertible Notes. The Company has entered into a series of Convertible Promissory Notes with varying maturity dates (“Convertible Notes”).  The Convertible Notes have either matured and are in default, or have not matured as of the Effective Date.  The Company has received and has produced to ALPP the releases of all holders of the Convertible Notes in consideration of the issuance of the ALPP Preferred Shares under this Agreement.  The Company represents and warrants there are no other holders of Convertible Notes or other convertible debt instruments, warrants, options or other securities, as represented and warranted above.

F.  Material Liabilities. The Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred in the Ordinary Course of Business that are not material, individually or in the aggregate, (ii) obligations under contracts made in the Ordinary Course of Business that would not be required to be reflected in financial statements prepared in accordance with GAAP, and (iii) that are not fully reflected and disclosed in the financial statements provided by the Company to ALPP.

G. Events Subsequent to Year End. Since September 30, 2020, there has not been any material Adverse Change.

H. Litigation. There is no action, suit, legal or administrative proceeding or investigation pending, or to Company's Knowledge threatened, against or involving Company (either as a plaintiff for defendant) before any court or governmental agency, authority, body or arbitrator which would materially affect the Merger or impact the ability to facilitate the Closing of the Merger. Neither Company nor to its Knowledge any officer, director or employee of Company, has been permanently enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of Company. As of the Closing there shall not exist any order, judgment or decree of any court, tribunal or agency enjoining or requiring Company to take any action of any kind with respect to its business, assets or properties which would materially impact the Merger.

I. Undisclosed Liabilities. Except as set forth in the Company Disclosure Schedule, the Company has no liability of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to

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become due, including any liability for Taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of June 30, 2020, and (ii) liabilities that have arisen after Year End and Quarter End in the Ordinary Course of Business.

J. Compliance with Laws. To its Knowledge, Company has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets including, without limitation all necessary approvals, licenses, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect.

K. Tax Treatment. Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. §1.368-1(d). Neither Company nor, to the Knowledge of Company, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a tax-free reorganization under Sections 368(a)(l)(A) and 368(a)(2)(E) of the Code.

L.  Tax Matters. Except for tax years 2019 and 2020, the Company makes the following representations and warranties:

(1)  Within the times and in the manner prescribed by law, the Company has filed all federal, state and local Tax Returns, and all Tax Returns for other governing bodies having jurisdiction to levy Taxes upon it, that it was required to file.

(2)  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(3) To the Company’s Knowledge, no examinations of the federal, state or local Tax Returns of the Company are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against the Company as a result of any audit by the Internal Revenue Service or any state or local Tax authority and no such deficiency has been proposed or threatened.

(4) To the Company’s Knowledge, there are no pending or threatened audits, assessments or other actions relating to any liability in respect of Taxes of the Company by any Tax authority.

M. Books and Records. The minute books of the Company are in all material respects complete and correct and have been maintained in accordance with proper business practice.

N. Contracts and Commitments. The Company Disclosure Schedule lists all contracts that are material to the Company (the “Material Contracts”).

5.  Representations and Warranties of ALPP and Merger Sub.  Each of ALPP and Merger Sub represents and warrants to Company that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 5, except as set forth in the ALPP SEC Reports or the disclosure schedule provided by ALPP to the Company (the “ALPP Disclosure Schedule”) corresponding to the Section of this Agreement, to which any of the following representations and warranties specifically relate, or as disclosed in another

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section of the ALPP Disclosure Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, or in the ALPP SEC Reports:

A. Organization, Qualification, and Corporate Power. Each of ALPP and Merger Sub, and their Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of ALPP, Merger Sub, and their Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. ALPP, Merger Sub and their Subsidiaries have full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

B.  Capitalization. The entire authorized capital stock of ALPP consists as of the date hereof of 125,000,000 shares of Class A Common stock, of which 124,914,142 shares are issued and outstanding; 10,000,000 shares of Class B Common stock, of which 9,023,088 shares are issued and outstanding; 15,000,000 shares of Class C Common stock, of which 11,572,267 shares are issued and outstanding; and 100 shares of Series B Preferred Stock, of which 5 shares are issued and outstanding; and 2,028,572 shares of Series C Convertible Preferred Stock, of which 2,028,572 shares are issued or outstanding. All of the issued and outstanding ALPP Shares have been duly authorized and are validly issued, fully paid, non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

C.  Authorization of Transaction. ALPP and Merger Sub have all requisite power and authority, including full corporate power and authority, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ALPP and Merger Sub and the consummation by ALPP and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by ALPP and Merger Sub and, except as set forth herein, no other corporate proceedings on the part of ALPP or Merger Sub and no shareholder vote or consent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ALPP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which ALPP is a party constitutes the valid and legally binding obligations of ALPP, enforceable against ALPP in accordance with their respective terms.

D. Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which ALPP or any of its Subsidiaries is subject or any provision of the charter or bylaws of ALPP or any of its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which ALPP or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Other than in connection with the provisions of the DGCL, the Exchange Act, the Securities Act, and state securities laws, neither ALPP nor any of its Subsidiaries needs to give any notice to, make any filing with,  or obtain any authorization, consent, or approval of any government, governmental agency or stock exchange in order for the Parties to consummate the transactions contemplated by this Agreement.

E. Financial Statements. ALPP has filed an annual report on Form 10-K for the fiscal year ended December 31,2019 (“Year End”) and a quarterly report on Form 10-Q for the fiscal quarter ended

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September 30, 2020 (“Quarter End”). The financial statements included in or incorporated by reference into these ALPP Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, present fairly the financial condition of ALPP and its Subsidiaries as of the indicated dates and the results of operations of ALPP and its Subsidiaries for the indicated periods and are correct and complete in all respects, and are consistent with the books and records of ALPP and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.

F. SEC Documents. ALPP has made available to Company each ALPP SEC Report, and other filings filed with the SEC by ALPP since September 30, 2020, and, prior to the Effective Time, ALPP will have furnished or made available to Company true and complete copies of any additional documents filed with the SEC by ALPP Parent prior to the Effective Time.  Parent has timely filed all forms, statements and documents required to be filed by it with the SEC and OTC Bulletin Board.  In addition, ALPP has made available to Company true and complete copies of all exhibits to the ALPP SEC Reports filed prior to the date hereof, and will promptly make available to Company true and complete copies of all exhibits to any additional ALPP SEC Reports filed prior to the Effective Time.  All documents required to be filed as exhibits to the ALPP SEC Reports have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms.  As of their respective filing dates, the ALPP SEC Reports complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the ALPP SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed ALPP SEC Report.

G. Litigation. There are two current ALPP filed lawsuits that have been disclosed to the Company.  Other than those two lawsuits, there is no other action, suit, legal or administrative proceeding or investigation pending, or to ALPP's Knowledge threatened, against or involving ALPP (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. Neither ALPP nor to its Knowledge any officer, director or employee of ALPP, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of ALPP. There in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring ALPP to take any action of any kind with respect to its business, assets or properties.

H. Compliance with Laws. To its Knowledge, (a) ALPP has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets including, without limitation all necessary approvals, licenses, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect

I. Tax Treatment. Neither ALPP or Merger Sub nor, to the Knowledge of ALPP, any of their Affiliates has taken or agreed to take action that would prevent the Merger from constituting a tax-free reorganization under Sections 368(a)(I)(A) and 368(a)(2)(E) of the Code.

J. Operations of Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of ALPP, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has

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engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  ALPP shall cause Merger Sub to comply with all of Merger Sub’s obligations under this Agreement.

6. Termination of Merger Transaction.

A. Termination. Any of the Parties may terminate this Agreement only as follows:

(1) ALPP may terminate this Agreement by giving written notice to Company at any time prior to the Closing in the event:

(a) of an Uncured Breach by Company if neither ALPP nor Merger Sub is then in material breach of any provision of this Agreement; or

(b) any of the conditions set forth in Section 2.A shall not have been fulfilled by close of business on the day that is one hundred twenty (120) days following the date hereof, unless such failure shall be due to the failure of ALPP to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(2) Company may terminate this Agreement by giving written notice to ALPP and Merger Sub at any time prior to the Closing in the event:

(a) of an Uncured Breach by ALPP or Merger Sub if the Company is not then in material breach of any provision of this Agreement; or

(b) any of the conditions set forth in Section 2.B shall not have been fulfilled by close of business on the day that is twenty business days following the date hereof, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(3) Either Party may terminate this Agreement if a Governmental Authority of competent jurisdiction shall have issued an order or taken any other action, in each case which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the Closing.

B. Effect of Termination. If this Agreement is terminated pursuant to Section 6.A, the Parties shall have no further obligation of any kind.  Furthermore, in the event of termination under Section 6.A, all prior advanced payments made to the Company by ALPP or its Subsidiaries shall be deemed nonrefundable.

7. Indemnification

A. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is six (6) months from the Closing. None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after

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the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

B. Indemnification By Company Securityholder. Subject to the other terms and conditions of this Section 7, the Company Securityholder shall indemnify ALPP against, and shall hold ALPP harmless from and against, any and all Losses incurred or sustained by ALPP based upon, arising out of, with respect to or by reason of:

(1) any material inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement; or

(2) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement.

C. Indemnification By ALPP. Subject to the other terms and conditions of this Section 7, ALPP shall indemnify the Company against, and shall hold the Company harmless from and against, any and all Losses incurred or sustained by the Company based upon, arising out of, with respect to or by reason of:

(1) any inaccuracy in or breach of any of the representations or warranties of ALPP contained in this Agreement; or

(2) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by ALPP pursuant to this Agreement.

(3) Notwithstanding anything to the contrary herein (a) Company Securityholder’s indemnification obligation under this Section 7 shall be limited to his pro-rata share of the indemnifiable Losses based on the percentage of the Total Consideration actually received by the Company Securityholder as an Indemnifying Party, and (b) the liability of Company Securityholder as an Indemnifying Party for Losses in the case of Fraud shall be limited to the value of the ALPP Preferred Shares received by such Company Securityholder.

(4) The sole and exclusive method of payment of any Losses by a Company Securityholder as an Indemnifying Party shall be the cancellation and extinguishment of a number of ALPP Preferred Shares (with each ALPP Preferred Share having a value of $3.50 per share) having an aggregate value equal to the amount of such Company Securityholder’s pro-rata share of such Losses.  In the event that the value of the ALPP Preferred Shares held by the Company Securityholder as an Indemnifying Party from time to time is less than such Company Securityholder’s pro rata share of the indemnifiable Losses, the Indemnified Party shall have no further right or claim against Company Securityholder or any other person for the amount of Losses in excess of the value of the ALPP Preferred Shares held by the Company Securityholder.  No Indemnifying Party shall be liable under (or have any responsibility under) this Agreement for any other reason or claim.

D. Certain Limitations. The party making a claim under this Section 7 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Section 7 is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.B and Section 7.C shall be subject to the following limitations:

(1) The aggregate amount of all Losses for which the Indemnifying Parties shall be liable pursuant to Section 7.B or Section 7.C(1) as the case may be, shall not exceed 10% of the value of the Total Consideration (except in the case of Fraud). In the case of “Fraud” (meaning common law fraud under the laws of the State of New York with respect to the representations

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and warranties made by the Company in this Agreement and relied upon by ALPP) the aggregate amount of all Losses for which the Indemnifying Parties shall be liable, in the aggregate, shall not exceed the value of the Total Consideration actually received by the Indemnifying Parties.

(2) The liability of the Indemnifying Parties for indemnification hereunder shall be several but not joint.

(3) Payments by an Indemnifying Party pursuant to Section 7.B or Section 7.C in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(4) Payments by an Indemnifying Party pursuant to Section 7.B or Section 7.C in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(5) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(6) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(7) The Company shall not be liable under this Section 7 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement if ALPP had knowledge of such inaccuracy or breach prior to the Closing.

E. Indemnification Procedures.

(1) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's

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expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.E(2), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.E(2), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Company and ALPP shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(2) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.E(2). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim, and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.E(1), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(3) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount

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is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

F. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Total Consideration for Tax purposes, unless otherwise required by Law.

G. Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 7. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 7. Nothing in this Section 7.G shall limit any Person's right to seek and obtain any equitable relief or to seek any remedy on account of intentional fraud by any Party hereto.

8. Definitions.

“Adverse Effect” or “Adverse Change” means any effect or change that is materially adverse to the business, assets, financial condition, operating results, or operations of Company or ALPP, as appropriate or the ability of the Company to consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no change, event, development, or effect arising from or relating to the following shall constitute an Adverse Effect or Adverse Change: (a) the announcement of the execution of this Agreement or the pendency of consummation of the merger (including the threatened or actual impact on relationships of the Company with customers, vendors, suppliers, distributors, landlords, or employees (including the threatened or actual termination, suspension, modification or reduction of such relationships)); (b) general business or economic conditions, including such conditions related to the general economic conditions that affect the industries in which the Company and ALPP conduct their business, (c) national or international political or social conditions, including without limitation the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (d) financial, banking, or securities markets, including any general suspension of trading in, or limitation on prices for, securities on any national exchange or trading market, except for suspensions of trading in or limitations on prices for securities of ALPP capital stock, so long as such suspensions or limitations do not include all other similarly situated securities in the exchange or market in which the securities of ALPP capital stock are traded, (e) changes in GAAP or laws, rules, regulations, orders, or other binding directives issued by any governmental entity, (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (g) changes

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resulting from natural disasters, weather conditions, epidemics, pandemics, disease outbreaks, public health emergencies, or other force majeure events; and (h) changes that can be or have been cured at any time, or whether ALPP or Company, as appropriate, has knowledge of such effect or change on the date hereof.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“ALPP Preferred Shares” means the shares of Series D Convertible Preferred Stock of ALPP, par value $0.0001, with a stated value of $3.50 per share, subject to those rights, preferences and limitations under the Certificate of Designation.

“ALPP SEC Reports” means each report, schedule, registration statement, definitive proxy statement and other document required to be filed by ALPP and its predecessors and officers and directors under the Exchange Act or the Securities Act as such documents have been amended since the time of their filing.

“Closing Cash” means the cash balance in the Company’s operating bank account as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, or any succeeding law.

“Company Securityholder” means Daniel Pepper.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulator Authority or any successor organization which regulates and administers trading in OTC Bulletin Board securities.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

"Knowledge” means actual knowledge after reasonable investigation.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys' fees.

“Major Exchange” means the NASDAQ or NYSE.

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“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, including with respect to nature, quantity and frequency.

“OTC Bulletin Board” means the over-the-counter bulletin board trading of securities administered by the FINRA.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity's gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" will include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trading Day” or “Trading Days” means that calendar day or those calendar days recognized by FINRA or national securities exchanges as a day in which securities are traded on the market or exchange, as the case might be, with regular recognized trading hours in the calendar day.

“Total Consideration” means such number of shares of ALPP Preferred Shares equal to the quotient obtained by dividing (a) $5,000,000 by (b) $3.50.  For purposes of Section 7 of this Agreement, the aggregate dollar value of the Total Consideration equals $5,000,000.

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“Uncured Breach” means an unexcused breach of any material representation, warranty or covenant contained in this Agreement, in any material respect, following written notice reasonably specifying the breach and the demanded manner of cure, if and when the breach has continued without cure for a period often (10) days after the notice of breach.

9. General.

A. Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure as may be required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

B. No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

C. Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

D. Headings and Days. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.  Any reference to “day” or “days” shall mean calendar day or calendar days unless otherwise noted, and any day falling on a weekend or recognized holiday shall be deemed to be the next business day.

E. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service, (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to ALPP or Merger Sub:

Alpine 4 Technologies, Ltd.

2525 E Arizona Biltmore Cir, Suite 237

Phoenix AZ 85016

Email:kwilson@alpine4.com

With a copy which shall not constitute notice delivered to:

Kirton McConkie, P.C.

50 East South Temple Street, Suite 400

Salt Lake City, UT 84111

Attn: C. Parkinson Lloyd

Email: plloyd@kmclaw.com

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If to Company:

Vayu (U.S.), Inc.

3815 Plaza Drive

Ann Arbor, MI 48108

Attn: Daniel Pepper, CEO

Email: daniel.pepper@vayu.us

With a copy which shall not constitute notice delivered to:

Paesano Akkashian Apkarian, PC

7457 Franklin Road, Suite 200

Bloomfield Hills, MI 48301

Attn: Anthony R. Paesano

Email: apaesano@paalaw.firm.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

F. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

G. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

H. Attorneys and Expenses. All Parties have been represented by their own separate counsel in connection with this Agreement.

I. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" will mean including without limitation. Time is of the essence of each provision of this Agreement.

J. Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

K. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

L. Entire Agreement. This Agreement, including the attached Exhibits and documents referred to herein, constitutes the entire agreement among the Parties, and supersedes all prior or contemporaneous

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understandings or agreements, whether written or oral. Neither party has relied upon any promise, representation or undertaking not expressly set forth herein. To the extent that there is any conflict between any provision in this Agreement and any provision in any other agreement to which the Parties are also parties, the provision of this Agreement shall govern.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ALPP:		COMPANY

ALPINE 4 TECHNOLOGIES, LTD.		Vayu (U.S.), Inc.

By:	/s/ Kent B. Wilson	By:	/s/ Daniel Pepper
Kent B. Wilson		Daniel Pepper
President and Chief Executive Officer		President and CEO

MERGER SUB:

ALPP ACQUISITION CORPORATION 2, INC.

By:	/s/ Kent B. Wilson
Kent B. Wilson
President and Chief Executive Officer

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EXHIBIT A

Certificate of Designation

(Attached hereto)

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EXHIBIT B

Employment Agreement

(Attached hereto)

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EXHIBIT C

Merger Certificate

(Attached hereto)

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EXHIBIT D

RSU Agreement

(Attached hereto)